TO BUSINESS EDITOR:

             Mueller Industries, Inc. Reports Second Quarter Results

      MEMPHIS, Tenn., July 24 /PRNewswire-FirstCall/ --

      Quarterly and Year-to-Date Earnings

      Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the second quarter of 2007. Net income for the second quarter was $36.4 million, or 98 cents per diluted share, constituting the third highest quarter in the Company's history. This compares with $58.8 million, or $1.57 per diluted share, for the extraordinary second quarter of fiscal 2006, which was the Company's best quarter ever. Net sales for the three months ended June 30, 2007 were $772.6 million, compared with net sales of $779.7 million for the second quarter of 2006.

      Year-to-date, the Company earned $55.3 million, or $1.49 per diluted share, on net sales of $1.38 billion. This compares with net income of $92.1 million, or $2.48 per diluted share, on net sales of $1.33 billion for the first half of 2006.

      Earnings and sales for the second quarter were affected by the decline in the residential construction sector, which saw housing starts down approximately 25 percent compared with last year.

      However, the commercial construction market continues to strengthen and has increased by approximately 18 percent over last year. The Company's profit margins in the commercial construction sector have historically been better than in the other markets the Company serves.

      Financial and Operating Highlights

      Regarding the second quarter of 2007, Mr. Karp said:

      -- "Mueller ended the quarter with almost $250 million in cash; our current ratio remains excellent at 2.48 to 1 and our working capital is $557.3 million.

      -- "The COMEX average price of copper was $3.46 per pound in the second quarter of 2007, which compares with $3.37 per pound in the second quarter of 2006.

      -- "Our Plumbing & Refrigeration segment posted operating earnings of $51.7 million on net sales of $455.5 million which compares with operating earnings of $78.3 million on net sales of $551.2 million in the second quarter of 2006. Our European businesses were profitable on the strength of our trading activities.

      -- "Our OEM segment posted operating earnings of $18.0 million during the second quarter of 2007 on net sales of $322.2 million, which compared with operating earnings of $21.5 million on net sales of $242.1 million for the same period in 2006.

      -- "Selling, general, and administrative expense was $39.0 million in the second quarter of 2007 which is comparable to the same period of 2006.

      -- "Capital expenditures during the first half of 2007 totaled $15.6 million. We expect to invest between $30 and $40 million for capital expenditures during 2007."

      Business Outlook for 2007

      Regarding the outlook for 2007, Mr. Karp said, "The residential construction sector remains weak, although the rate of decline has subsided. We believe the housing market is near the bottom, and will begin to improve in the first half of 2008. Positive factors include low mortgage rates, high employment, an expanding economy, and population growth. Also, we expect the commercial construction market to remain strong."

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market, which includes office buildings, factories, hotels, hospitals, etc.

      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                  For the Quarter Ended        For the Six Months Ended
                                  June 30,       July 1,       June 30,        July 1,
                                   2007           2006           2007           2006
                                -----------    -----------    -----------    -----------
                                       (Unaudited)                    (Unaudited)
Net sales                       $   772,647    $   779,663    $ 1,382,429    $ 1,330,702
Cost of goods sold                  661,746        637,038      1,198,324      1,094,107

Gross profit                        110,901        142,625        184,105        236,595

Depreciation and amortization        11,306         10,376         22,272         20,571
Selling, general, and
  administrative expense             38,971         39,689         73,898         74,648

Operating income                     60,624         92,560         87,935        141,376
Interest expense                     (5,689)        (5,214)       (11,183)       (10,076)
Other income (expense), net           1,925            (67)         6,878          1,946

Income before income taxes           56,860         87,279         83,630        133,246
Income tax expense                  (20,462)       (28,529)       (28,319)       (41,131)

Net income                      $    36,398    $    58,750    $    55,311    $    92,115

Weighted average shares
  for basic earnings per
  share                              37,060         36,891         37,044         36,791
Effect of dilutive stock
  options                               204            421            160            405

Adjusted weighted average
  shares for diluted earnings
  per share                          37,264         37,312         37,204         37,196

Basic earnings per share        $      0.98    $      1.59    $      1.49    $      2.50

Diluted earnings per share      $      0.98    $      1.57    $      1.49    $      2.48

Summary Segment Data:
Net sales:
Plumbing & Refrigeration
  Segment                       $   455,486    $   551,158    $   825,482    $   938,099
OEM Segment                         322,201        242,128        565,931        410,100
Elimination of intersegment
  sales                              (5,040)       (13,623)        (8,984)       (17,497)

Net sales                       $   772,647    $   779,663    $ 1,382,429    $ 1,330,702

Operating income:
Plumbing & Refrigeration
  Segment                       $    51,746    $    78,328    $    78,600    $   122,521
OEM Segment                          17,999         21,511         23,493         32,464
Unallocated expenses                 (9,121)        (7,279)       (14,158)       (13,609)

Operating income                $    60,624    $    92,560    $    87,935    $   141,376

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                      June 30,    December 30,
                                                        2007         2006
                                                    -----------   -----------
                                                           (Unaudited)
ASSETS
Cash and cash equivalents                           $   247,916   $   200,471
Accounts receivable, net                                392,326       281,679
Inventories                                             251,544       258,647
Other current assets                                     41,497        35,397
    Total current assets                                933,283       776,194

Property, plant, and equipment,
  net                                                   325,822       315,064
Other assets                                            194,199       177,649

                                                    $ 1,453,304   $ 1,268,907


LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term
  debt                                              $    48,037   $    35,998
Accounts payable                                        181,136        96,095
Other current liabilities                               146,804       123,426
    Total current liabilities                           375,977       255,519

Long-term debt                                          308,084       308,154
Pension and postretirement
  liabilities                                            48,919        36,599
Environmental reserves                                    9,186         8,907
Deferred income taxes                                    42,398        46,408
Other noncurrent liabilities                              2,015         2,206

    Total liabilities                                   786,579       657,793

Minority interest in
  subsidiaries                                           22,783        22,300

Stockholders' equity                                    643,942       588,814

                                                    $ 1,453,304   $ 1,268,907

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   For the Six Months Ended
                                                    June 30,       July 1,
                                                      2007          2006
                                                   -----------   -----------
                                                          (Unaudited)
Operating activities:
Net income                                         $    55,311    $    92,115
Reconciliation of net income to net
  cash provided by (used in) operating
  activities:
    Depreciation and amortization                       22,465         20,719
    Deferred income taxes                               (6,140)        (4,946)
    (Gain) loss on disposal of
      properties                                        (3,137)         1,905
    Stock-based compensation expense                     1,273          1,308
    Income tax benefit from exercise
      of stock options                                    (124)        (1,042)
    Minority interest in
      subsidiaries, net of dividend
      paid                                                 (18)         1,805
    Gain on sale of equity investment                       --         (1,876)
    Equity in earnings of
      unconsolidated subsidiary                             --           (964)
    Gain on early retirement of debt                        --            (97)
    Changes in assets and
      liabilities, net of businesses
      acquired:
        Receivables                                    (78,521)      (161,990)
        Inventories                                     35,467        (51,127)
        Other assets                                   (10,948)        (4,642)
        Current liabilities                             78,376         93,142
        Other liabilities                                  773          4,439
        Other, net                                       2,144         (3,657)

Net cash provided by (used in)
  operating activities                                  96,921        (14,908)

Investing activities:
Capital expenditures                                   (15,638)       (20,918)
Acquisition of businesses, net of
  cash received                                        (31,970)         3,632
Proceeds from sales of properties and
  equity investment                                      3,032         23,218

Net cash (used in) provided by
  investing activities                                 (44,576)         5,932

Financing activities:
Proceeds from issuance of long-term
  debt                                                  19,054         22,425
Repayments of long-term debt                           (18,116)        (3,413)
Dividends paid                                          (7,410)        (7,373)
Issuance of shares under incentive
  stock option plans from treasury                         977          5,823
Income tax benefit from exercise of
  stock options                                            124          1,042
Acquisition of treasury stock                              (54)          (396)

Net cash (used in) provided by
  financing activities                                  (5,425)        18,108

    Effect of exchange rate changes on
      cash                                                 525             70

    Increase in cash and cash equivalents               47,445          9,202
    Cash and cash equivalents at the
      beginning of the period                          200,471        129,685

    Cash and cash equivalents at the end
      of the period                                $   247,916    $   138,887